SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2007

JUMA TECHNOLOGY CORP.
F/K/A X AND O COSMETICS, INC.

(Exact name of registrant as specified in its charter)
 (Exact name of registrant as specified in its charter)

Delaware	000-105778	68-0605151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

154 Toledo Street Farmingdale, NY	11735
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 300-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

Statements in this Current Report on Form 8-K (including the exhibits) that are not purely historical facts, including statements regarding Juma Technology Corp’s beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Juma Technology Corp’s products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Juma Technology Corp's actual results to differ from management's current expectations are contained in Juma Technology Corp's filings with the Securities and Exchange Commission. Juma undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this filing.

ITEM 1.01 Entry into a Material Contract

On March 6, 2007, Juma Technology Corp. entered into an agreement and plan of merger with AGN Networks, Inc. The transaction is described in detail in Item 2.01 of this Form 8-K and the Agreement is filed as exhibit 10.1 hereto. In connection with the transaction, the Company entered into an employment agreement with Mr. Albert Rodriquez, a copy of which is filed as exhibit 10.2 hereto.

ITEM 2.01 Completion of Acquisition or Disposition of Assets

On March 6, 2007, Juma Technology Corp. (the “Company”) entered into and closed on an agreement and plan of merger with AGN Networks, Inc. and as a result, AGN Networks, Inc. has become a wholly-owned subsidiary of the Company. The Agreement (as defined below) contains various representations, warranties, covenants and agreements, and indemnity obligations of the parties.

Agreement and Plan of Merger

On March 6, 2007, the Company completed the acquisition of AGN Networks, Inc. (“AGN”) through the merger of AGN into a newly formed wholly-owned subsidiary of the Company pursuant to an Agreement and Plan of Merger, dated March 6, 2007 (the “Agreement”). In accordance with the terms and provisions of the Agreement, in exchange for all for of the capital stock of AGN, the Company paid a total of $200,000 to Mr. Ernie Darios and Mr. Albert Rodriquez (the “AGN shareholders”). This amount was paid by issuing 90 day promissory notes to each of Mr. Darios and Mr. Rodriquez. In addition, the Agreement provides that Juma will forgive $125,000 of the loan previously made to AGN, as disclosed in the Company’s report on Form 8-K dated December 20, 2006. Also, the Company issued an aggregate of 320,000 shares of common stock to the shareholders of AGN in connection with the Agreement. The Company committed that the 320,000 shares will have a value of at least $640,000 one year from the date of the Agreement or the Company will issue the AGN shareholders a two-year promissory note reflecting the difference between the value of the 320,000 shares and $640,000. The Company also paid off certain obligations of AGN to Avatel Technologies, Inc., an entity owned by certain shareholders of AGN, in the aggregate amount of $675,000 by paying $200,000 in cash and by issuing a promissory note for the balance.

Further, upon the effective date of the merger, the officers and directors of AGN tendered their resignations. The Company has entered into an employment agreement with Mr. Rodriquez. The Employment Agreement with Mr. Rodriquez is for a term of two years and a base salary of $125,000 per annum.

The Company has no prior affiliation with AGN or the AGN shareholders except that it made a loan to $250,000 to AGN on December 15, 2006, as set forth in the 8-K filed on December 20, 2006.

AGN, which was founded in June 2005, is in the business of delivering telephone company service of operators of Voice over Internet Protocol Telephone systems. Its customers include mid range and enterprise sized corporate, institutional and government organizations. AGN’s services enhance functionality and increase fault-tolerance while providing for robust business continuity via disaster recovery mechanisms. Its flagship offering allows IP PBX’es to be interconnected to the Public Switched Telephone Network in 30 minutes or less. The product fully supports Avaya IP office. The Company believes that the products and services offered by AGN are complementary to those offered by it which is expected to provide for cross selling opportunities and greater efficiencies.

A copy of the Agreement and Plan of Merger is attached hereto as Exhibit 10.1.

ITEM 3.02 Unregistered Sale of Equity Securities.

In connection with the Agreement, the Company issued 320,000 shares of its common stock as more fully described in Item 2.01 above.

All of the shares issued to pursuant to the Agreement carried a restricted securities legend. The Company did not receive any proceeds from the sale of the shares. The Company did not use any underwriter or broker-dealer in connection with the issuance of the shares and except for certain legal fees and stock transfer agent fees, no other material costs or expenses were incurred in connection with the issuance of the shares. The shares issued to the AGN Shareholders were issued under a claim of exemption pursuant to Section 4(2) of the Securities Act of 1933.

ITEM 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements required by this Item 9.01(a) are not included in this initial report on Form 8-K. The financial statements will be filed by amendment to this report no later than 69 calendar days after the date of this initial report.

(d)	Exhibits

10.1
Agreement and Plan of Merger dated March 6, 2007, by and among Juma Technology Corp., a Delaware corporation, Juma Acquisition Corp., a Delaware Corporation and wholly owned subsidiary of Juma Technology Corp.,  AGN Networks, Inc., a Florida Corporation and its shareholders.

10.2	Employment Agreement dated March 6, 2007, by and between Juma Technology and Albert Rodriquez.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

JUMA TECHNOLOGY CORP.

By: \s\ Anthony Fernandez
Chief Financial Officer

Date: March 9, 2007